Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

United States Steel Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share	457(c) and 457(h)	2,000,000	$23.57	$47,140,000	$110.20 per $1,000,000	$5,194.83
Total Offering Amounts					$47,140,000		$5,194.83
Total Fee Offsets(3)							—
Net Fee Due							$5,194.83

(1)In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)This estimate is computed in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee, and is based on the average of the high and low prices of the registrant’s common stock on April 27, 2023 as reported on the New York Stock Exchange.
(3)The Registrant does not have any fee offsets.